Exhibit 99.1

Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, NJ 07666

COGNIZANT REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

Annual revenue of $16.8 billion, up 4.1% (5.2% in constant currency) over 2018
Increases quarterly dividend by 10% to $0.22 per share and share repurchase authorization by $2 billion

TEANECK, N.J., February 5, 2020 - Cognizant Technology Solutions Corporation (Nasdaq: CTSH), one of the world’s leading professional services companies, today announced its fourth quarter and full year 2019 financial results.

Highlights - Fourth Quarter 2019

•	Quarterly revenue increased to $4.3 billion, up 3.8% (4.2% in constant currency1) from the year-ago quarter.

•	GAAP operating margin was 14.6% compared to 16.8% in the year-ago quarter.

•	Adjusted Operating Margin[1] was 17.0%, flat compared to the year-ago quarter.

•	Net income was $395 million compared to $648 million in the year-ago quarter.

•	Quarterly GAAP diluted EPS was $0.72 compared to $1.12 in the year-ago quarter.

•	Quarterly Adjusted Diluted EPS[1] was $1.07 compared to $0.98 in the year-ago quarter.

"Our steady progress against key initiatives is increasingly evident in our commercial and financial performance," said Brian Humphries, Chief Executive Officer. "We enter 2020 with renewed vigor and optimism."

Highlights - Full Year 2019

•	Revenue increased to $16.8 billion, up 4.1% (5.2% in constant currency) from 2018.

•	GAAP operating margin was 14.6% compared to 17.4% in 2018.

•	Adjusted Operating Margin was 16.6% compared to 18.1% in 2018.

•	Net income was $1.8 billion compared to $2.1 billion in 2018.

•	GAAP diluted EPS was $3.29 compared to $3.60 in 2018.

•	Adjusted Diluted EPS was $3.99 compared to $4.02 in 2018.

_______________
1 Constant currency revenue growth, Adjusted Operating Margin and Adjusted Diluted Earnings Per Share ("Adjusted Diluted EPS") are not measurements of financial performance prepared in accordance with GAAP. See “About Non-GAAP Financial Measures” for more information and reconciliations to the most directly comparable GAAP financial measures at the end of this release.

Fourth Quarter 2019 Performance by Business Segment

Financial Services (34.3% of revenues) revenue grew 1.2% year-over-year, or 1.5% in constant currency, driven primarily by insurance. Growth in banking was stable, driven primarily by the contribution of the previously announced partnership with three Finnish financial institutions to transform and operate a shared core banking platform. This was partially offset by continued softness with a few of our largest banking and insurance clients.

Healthcare (28.5% of revenues) revenue grew 1.6% year-over-year, or 1.8% in constant currency. Segment revenue was driven by double-digit growth in life sciences, primarily from demand within Digital Operations, continued momentum within our industry-specific platform solutions and the contribution of Zenith Technologies, which we acquired in July 2019. This was partially offset by a decline in revenue within healthcare as results were negatively impacted by industry consolidation and the movement of work to a captive at a large North American client.

Products and Resources (22.4% of revenues) revenue grew 8.1% year-over-year, or 8.6% in constant currency, driven by broad-based growth across industries, including retail and consumer goods, manufacturing, logistics, energy and utilities, and travel and hospitality. Results reflect demand for core modernization services of enterprise applications and for services within Digital Business.

Communications, Media and Technology (14.8% of revenues) revenue grew 8.0% year-over-year, or 9.0% in constant currency, driven by broad-based growth across all the industries in this segment. Revenue growth in technology was negatively impacted by our previously announced decision to exit certain portions of our content services business.

First Quarter & Full Year 2020 Outlook

The Company is providing the following guidance:

▪
First quarter 2020 year-over-year revenue growth in the range of 2.8-3.8% in constant currency[2] which includes our estimate of a negative 60 basis points impact from the exit of certain content services business.

▪
Full year 2020 year-over-year revenue growth in the range of 2.0-4.0% in constant currency[2] which includes our estimate of a negative 110 basis points impact from the exit of certain content services business.

▪	Full year 2020 Adjusted Operating Margin[3] expected to be in the range of 16.0-17.0%.

▪	Full year 2020 Adjusted Diluted EPS[3] expected to be in the range of $3.97-4.13.
"Our operating performance and strong free cash flows in the fourth quarter reflect the actions taken throughout 2019 to improve our cost structure and instill greater operating discipline across the company,” said Karen McLoughlin, Chief Financial Officer. “Our 2020 outlook reflects our commitment to further improve our cost structure to fund investments in growth. We are executing a balanced capital deployment strategy that is focused on reaccelerating top-line growth through strategic acquisitions and other investments while returning capital to shareholders.”
__________________________
2 Based on current foreign exchange rates, we expect first quarter revenue growth to be negatively impacted by 30 basis points while full year 2020 revenue growth is not expected to be impacted, translating to reported growth of 2.5-3.5% ($4.21-4.25 billion) and 2.0-4.0% ($17.11-17.45 billion), respectively.
3 A full reconciliation of Adjusted Operating Margin and Adjusted Diluted EPS guidance to the corresponding GAAP measures on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to unusual items, net non-operating foreign currency exchange gains or losses, and the tax effects of these adjustments.

Return of Capital to Shareholders

As part of its ongoing balanced capital deployment strategy, the Company announced a 10% increase to its quarterly cash dividend and increased its share repurchase authorization by $2.0 billion. The Company declared a quarterly cash dividend of $0.22 per share on Cognizant Class A common stock for shareholders of record at the close of business on February 18, 2020. This dividend will be payable on February 28, 2020.

Conference Call
Cognizant will host a conference call on February 5, 2020, at 5:00 p.m. (Eastern) to discuss the Company’s fourth quarter and full year 2019 results. To listen to the conference call, please dial (877) 810-9510 (domestically) or (201) 493-6778 (internationally) and provide the following conference passcode: “Cognizant Call.”

The conference call will also be available live on the Investor Relations section of the Cognizant website at http://investors.cognizant.com. Please go to the website at least 15 minutes prior to the call to register and to download and install any necessary audio software. An earnings supplement will also be available on the Cognizant website at the time of the conference call.

For those who cannot access the live broadcast, a replay will be available. To listen to the replay, please dial (877) 660-6853 (domestically) or (201) 612-7415 (internationally) and enter 13697961 from two hours after the end of the call until 11:59 p.m. (Eastern) on February 19, 2020. The replay will also be available at Cognizant’s website www.cognizant.com for 60 days following the call.

About Cognizant
Cognizant (Nasdaq-100: CTSH) is one of the world’s leading professional services companies, transforming clients’ business, operating and technology models for the digital era. Our unique industry-based, consultative approach helps clients envision, build and run more innovative and efficient businesses. Headquartered in the U.S., Cognizant is ranked 193 on the Fortune 500 and is consistently listed among the most admired companies in the world. Learn how Cognizant helps clients lead with digital at www.cognizant.com or follow us @Cognizant.

Forward-Looking Statements
This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. These statements include, but are not limited to, express or implied forward-looking statements relating to our expectations regarding opportunities in the marketplace, our cost structure, investment in and growth of our business, our realignment plans, the timing, cost and impact of the 2020 Fit for Growth Plan, our shift to digital solutions and services, our anticipated financial performance, our capital deployment plan and clarification, if any, by the Indian government as to the application of the Supreme Court's ruling related to the India Defined Contribution Obligation. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions, changes in the regulatory environment, including with respect to immigration and taxes, and the other factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

About Non-GAAP Financial Measures
To supplement our financial results presented in accordance with GAAP, this press release includes references to the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: Adjusted Income From Operations, Adjusted Operating Margin, Adjusted Diluted EPS, free cash flow and constant currency revenue growth. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of our non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.

Our non-GAAP financial measures, Adjusted Operating Margin, Adjusted Income From Operations and Adjusted Diluted EPS exclude unusual items. Additionally, Adjusted Diluted EPS excludes net non-operating foreign currency exchange gains or losses and the tax impact of all the applicable adjustments. The income tax impact of each item is calculated by applying the statutory rate and local tax regulations in the jurisdiction in which the item was incurred. Free cash flow is defined as cash flows from operating activities net of purchases of property and equipment. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period’s foreign currency exchange rates measured against the comparative period's reported revenues.

Management believes providing investors with an operating view consistent with how we manage the Company provides enhanced transparency into our operating results. For our internal management reporting and budgeting purposes, we use various GAAP and non-GAAP financial measures for financial and operational decision-making, to evaluate period-to-period comparisons, to determine portions of the compensation for our executive officers and for making comparisons of our operating results to those of our competitors. Therefore, it is our belief that the use of non-GAAP financial measures excluding certain costs provides a meaningful supplemental measure for investors to evaluate our financial performance. Accordingly, we believe that the presentation of our non-GAAP measures, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.

A limitation of using non-GAAP financial measures versus financial measures calculated in accordance with GAAP is that non-GAAP financial measures do not reflect all of the amounts associated with our operating results as determined in accordance with GAAP and may exclude costs that are recurring such as our net non-operating foreign currency exchange gains or losses. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from our non-GAAP financial measures to allow investors to evaluate such non-GAAP financial measures.

Investor Relations Contact:	Media Contact:
Katie Royce	Rick Lacroix
Global Head of Investor Relations	VP, Corporate Communications
201-679-2739	201-470-8961
Katie.Royce@cognizant.com	Richard.Lacroix@cognizant.com
- tables to follow -

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenues	$4,284	$4,129	$16,783	$16,125
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	2,749	2,540	10,634	9,838
Selling, general and administrative expenses	676	769	2,972	3,007
Restructuring charges (a)	101	7	217	19
Depreciation and amortization expense	132	120	507	460
Income from operations	626	693	2,453	2,801
Other income (expense), net:
Interest income	40	49	176	177
Interest expense	(6)	(8)	(26)	(27)
Foreign currency exchange gains (losses), net	(36)	81	(65)	(152)
Other, net	2	—	5	(2)
Total other income (expense), net	—	122	90	(4)
Income before provision for income taxes	626	815	2,543	2,797
Provision for income taxes	(174)	(168)	(643)	(698)
Income (loss) from equity method investment	(57)	1	(58)	2
Net income	$395	$648	$1,842	$2,101
Basic earnings per share	$0.72	$1.12	$3.30	$3.61
Diluted earnings per share	$0.72	$1.12	$3.29	$3.60
Weighted average number of common shares outstanding - Basic	548	578	559	582
Dilutive effect of shares issuable under stock-based compensation plans	—	1	1	2
Weighted average number of common shares outstanding - Diluted	548	579	560	584

(a) Restructuring charges include costs related to our realignment and 2020 Fit for Growth programs. See notes (a) and (c) in our “Reconciliations of Non-GAAP Financial Measures" for more information.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)
(in millions, except par values)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$2,645	$1,161
Short-term investments	779	3,350
Trade accounts receivable, net (a)	3,256	3,190
Other current assets	931	909
Total current assets	7,611	8,610
Property and equipment, net	1,309	1,394
Operating lease assets, net	926	—
Goodwill	3,979	3,481
Intangible assets, net	1,041	1,150
Deferred income tax assets, net	585	442
Long-term investments	17	80
Other noncurrent assets	736	689
Total assets	$16,204	$15,846
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$239	$215
Deferred revenue	313	286
Short-term debt	38	9
Operating lease liabilities	202	—
Accrued expenses and other current liabilities (a)	2,191	2,200
Total current liabilities	2,983	2,710
Deferred revenue, noncurrent	23	62
Operating lease liabilities, noncurrent	745	—
Deferred income tax liabilities, net	35	183
Long-term debt	700	736
Long-term income taxes payable	478	478
Other noncurrent liabilities	218	253
Total liabilities	5,182	4,422
Stockholders’ equity:
Preferred stock, $0.10 par value, 15.0 shares authorized, none issued	—	—
Class A common stock, $0.01 par value, 1,000 shares authorized, 548 and 577 shares issued and outstanding at December 31, 2019 and 2018, respectively	5	6
Additional paid-in capital	33	47
Retained earnings	11,022	11,485
Accumulated other comprehensive income (loss)	(38)	(114)
Total stockholders’ equity	11,022	11,424
Total liabilities and stockholders’ equity	$16,204	$15,846

(a) In 2019, we changed our policy with regard to the presentation of certain amounts due to customers, such as discounts and rebates. As a result, in 2019, we reduced "Trade accounts receivable, net" by $99 million for amounts due to customers, which under our previous policy would have been included in the caption "Accrued expenses and other current liabilities". To conform to the current year presentation, we reduced "Trade accounts receivable, net" and "Accrued expenses and other current liabilities" by $67 million each as of December 31, 2018.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(dollars in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Guidance
	2019	2018	2019	2018	Full Year 2020
GAAP income from operations	$626	$693	$2,453	$2,801
Realignment charges(a)	53	7	169	19
Incremental accrual related to the India Defined Contribution Obligation(b)	—	—	117	—
2020 Fit for Growth Plan restructuring charges(c)	48	—	48	—
Initial funding of Cognizant U.S. Foundation (d)	—	—	—	100
Adjusted Income From Operations	$727	$700	$2,787	$2,920

GAAP operating margin	14.6%	16.8%	14.6%	17.4%
Realignment charges	1.3	0.2	1.0	0.1	0.2% - 0.4%
Incremental accrual related to the India Defined Contribution Obligation	—	—	0.7	—	(b)
2020 Fit for Growth Plan restructuring charges	1.1	—	0.3	—	0.5% - 0.9%
Initial funding of Cognizant U.S. Foundation	—	—	—	0.6	—
Adjusted Operating Margin	17.0%	17.0%	16.6%	18.1%	approximately 16.0% - 17.0%

GAAP diluted earnings per share	$0.72	$1.12	$3.29	$3.60
Effect of above adjustments, pre-tax	0.18	0.01	0.60	0.20	(a), (b), (c)
Non-operating foreign currency exchange (gains) losses, pre-tax(e)	0.08	(0.14)	0.11	0.26	(e)
Tax effect of above adjustments (f)	(0.05)	(0.01)	(0.15)	(0.03)	(a), (b), (c), (e)
Effect of the equity method investment impairment(g)	0.10	—	0.10	—
Effect of the India Tax Law (h)	0.04	—	0.04	—
Effect of adjustment to the one-time income tax expense related to the Tax Reform Act (i)	—	—	—	(0.01)
Adjusted Diluted Earnings Per Share	$1.07	$0.98	$3.99	$4.02	$3.97 - $4.13
Notes:

(a)
During the three months ended December 31, 2019, we incurred $53 million in realignment charges that include $4 million in employee separation costs, $27 million in employee retention costs and $22 million in third party realignment costs. During the year ended December 31, 2019, we incurred $169 million of realignment charges that include $64 million of employee separation costs, $22 million of costs associated with our CEO transition and the departure of our president, $45 million of employee retention costs and $38 million in third party realignment costs. The total costs related to the realignment are reported in "Restructuring charges" in our unaudited consolidated statements of operations. Our guidance anticipates pre-tax realignment charges in the range of $0.08 to $0.11 per diluted share for the full year 2020. The tax effect of these realignment charges is expected to be in the range of $0.02 to $0.03 per diluted share for the full year 2020.

(b)
In the first quarter of 2019, a ruling of the Supreme Court of India interpreting certain statutory defined contribution obligations of employees and employers (the “India Defined Contribution Obligation”) altered historical understandings of such obligations, extending them to cover additional portions of the employee’s income. As a result, the ongoing contributions of our affected employees and the Company are required to be increased. In the first quarter of 2019, we accrued $117 million with respect to prior periods, assuming retroactive application of the Supreme Court’s ruling. There is significant uncertainty as to how the liability should be calculated as it is impacted by multiple variables, including the period of assessment, the application with respect to certain current and former employees and whether interest and penalties may be assessed. Since the ruling, a variety of trade associations and industry groups have advocated to the Indian government, highlighting the harm to the information technology sector, other industries and job growth in India that would result from a retroactive application of the ruling. It is possible that the Indian government will review the matter and there is a substantial question as to whether the Indian government will apply the Supreme Court’s ruling on a retroactive basis. As such, the ultimate amount of our obligation may be materially different from the amount accrued and therefore, the amount and timing of an adjustment to this accrual, if any, cannot be provided on a forward-looking basis without unreasonable efforts. The incremental accrual related to the India Defined Contribution Obligation is reported in "Selling, general and administrative expenses" in our unaudited consolidated statement of operations.

(c)
During the three months and year ended December 31, 2019, we incurred $48 million in restructuring charges, as part of our 2020 Fit for Growth Plan, that include $45 million in employee separation costs, $2 million in employee retention costs and $1 million in third party costs. The charges described above include $5 million of costs incurred in 2019 related to our exit from certain content-related services. The total costs related to the 2020 Fit for Growth Plan are reported in "Restructuring charges" in our unaudited consolidated statements of operations. Our guidance anticipates pre-tax charges in the range of $0.17 to $0.27 per diluted share for the full year 2020. The tax effect of these charges is expected to be in the range of $0.04 to $0.07 per diluted share for the full year 2020.

(d)
In the second quarter of 2018, we provided $100 million of initial funding to Cognizant U.S. Foundation. This cost is reported in "Selling, general and administrative expenses" in our unaudited consolidated statement of operations.

(e)
Non-operating foreign currency exchange gains and losses, inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes, are reported in "Foreign currency exchange gains (losses), net" in our unaudited consolidated statements of operations. Non-operating foreign currency exchange gains and losses are subject to high variability and low visibility and therefore cannot be provided on a forward-looking basis without unreasonable efforts.

(f)	Presented below are the tax impacts of each of our non-GAAP adjustments to pre-tax income:

	Three Months Ended December 31		Twelve Months Ended December 31
	2019	2018	2019	2018
	(in millions)		(in millions)
Non-GAAP income tax benefit (expense) related to:
Realignment charges	$13	$2	$43	$5
Foreign currency exchange gains (losses)	—	3	(1)	(12)
2020 Fit for Growth Plan restructuring charges	$13	$—	$13	$—
Incremental accrual related to the India Defined Contribution Obligation	—	—	31	—
Cognizant U.S. Foundation funding	—	—	—	28
The effective tax rate related to each of our non-GAAP adjustments varies depending on the jurisdictions in which such income and expenses are generated and the statutory rates applicable in those jurisdictions.

(g)
As a result of recent events, indicating one of our equity method investments experienced an other-than-temporary impairment, we assessed its fair value and determined that the carrying value exceeded the fair value and therefore recorded an impairment charge of $57 million in the fourth quarter of 2019 within the caption "Income (loss) from equity method investments" in our consolidated statements of operations.

(h)
In December 2019, the Government of India enacted a new tax regime ("India Tax Law") effective retroactively to April 1, 2019 that enables domestic companies to elect to be taxed at a lower income tax rate of 25.17%, as compared to the current income tax rate of 34.94%. Once a company elects into the lower income tax rate, a company may not benefit from any tax holidays associated with Special Economic Zones and certain other tax incentives, including Minimum Alternative Tax credit carryforwards, and may not reverse its election. As a result of the enactment of the India Tax Law, we recorded a one-time net income tax expense of $21 million due to the revaluation to the lower income tax rate of our India net deferred income tax assets that are expected to reverse after we elect into the new tax regime.

(i)
In the third quarter of 2018, we finalized our calculation of the one-time net income tax expense related to the enactment of the Tax Cuts and Jobs Act ("Tax Reform Act") and recognized a $5 million income tax benefit, which reduced our provision for income taxes.

The above tables serve to reconcile the Non-GAAP financial measures to the most directly comparable GAAP measures. Please refer to the “About Non-GAAP Financial Measures” section of our press release for further information on the use of these Non-GAAP measures.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Schedule of Supplemental Information
(Unaudited)
(dollars in millions)

	Three Months Ended December 31, 2019
			Year over Year
	$	% of total	% Change	Constant Currency % Change (a)
Revenues by Segment:
Financial Services	$1,468	34.3%	1.2%	1.5%
Healthcare	1,221	28.5%	1.6%	1.8%
Products and Resources	963	22.4%	8.1%	8.6%
Communications, Media and Technology	632	14.8%	8.0%	9.0%
Total Revenues	$4,284		3.8%	4.2%

Revenues by Geography:
North America	$3,241	75.7%	3.1%	3.1%
United Kingdom	337	7.9%	2.1%	2.7%
Continental Europe	429	10.0%	4.6%	7.4%
Europe - Total	766	17.9%	3.5%	5.3%
Rest of World	277	6.4%	13.1%	14.5%
Total Revenues	$4,284		3.8%	4.2%

	Twelve Months Ended December 31, 2019
			Year over Year
	$	% of total	% Change	Constant Currency % Change (a)
Revenues by Segment:
Financial Services	$5,869	35.0%	0.4%	1.6%
Healthcare	4,695	28.0%	0.6%	1.0%
Products and Resources	3,770	22.4%	10.4%	12.0%
Communications, Media and Technology	2,449	14.6%	11.5%	13.1%
Total Revenues	$16,783		4.1%	5.2%

Revenues by Geography:
North America	$12,726	75.8%	3.5%	3.6%
United Kingdom	1,313	7.8%	3.1%	7.1%
Continental Europe	1,691	10.1%	8.2%	13.3%
Europe - Total	3,004	17.9%	5.9%	10.5%
Rest of World	1,053	6.3%	5.8%	9.8%
Total Revenues	$16,783		4.1%	5.2%

Employee Metrics:	December 31, 2019	December 31, 2018
Number of employees	292,500	281,600
Notes:

(a)	Constant currency revenue growth is not a measurement of financial performance prepared in accordance with GAAP. See “About Non-GAAP Financial Measures” for more information.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income	$395	$648	$1,842	$2,101
Adjustments for non-cash income and expenses	155	85	556	898
Changes in assets and liabilities	388	(31)	101	(407)
Net cash provided by operating activities	938	702	2,499	2,592
Cash flows from investing activities:
Purchases of property and equipment	(93)	(96)	(392)	(377)
Net (purchases) sales of investments	(43)	178	2,597	(139)
Payments for business combinations, net of cash acquired	(239)	(632)	(617)	(1,111)
Net cash (used in) provided by investing activities	(375)	(550)	1,588	(1,627)
Cash flows from financing activities:
Repurchases of common stock	(163)	(267)	(2,247)	(1,261)
Net change in borrowings and finance lease and earnout obligations	(12)	19	(28)	(145)
Dividends paid	(110)	(116)	(453)	(468)
Issuance of common stock under stock-based compensation plans	32	39	159	181
Net cash (used in) financing activities	(253)	(325)	(2,569)	(1,693)
Effect of exchange rate changes on cash and cash equivalents	(8)	(5)	(34)	(36)
Increase (decrease) in cash and cash equivalents	302	(178)	1,484	(764)
Cash and cash equivalents, beginning of period	2,343	1,339	1,161	1,925
Cash and cash equivalents, end of period	$2,645	$1,161	$2,645	$1,161

SUPPLEMENTAL CASH FLOW INFORMATION
(in millions)

	Three Months Ended
Stock Repurchases under Board of Directors' authorized stock repurchase program:	December 31, 2019	December 31, 2018
Number of shares repurchased	2.5	3.6

Remaining authorized balance	$369

Reconciliation of Free Cash Flow Non-GAAP Financial Measure
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net cash provided by operating activities	$938	$702	$2,499	$2,592
Purchases of property and equipment	(93)	(96)	(392)	(377)
Free cash flow	$845	$606	$2,107	$2,215